EXHIBIT 10.4

Portions of this exhibit indicated by bracketed asterisks have been omitted because they are not material and would likely cause competitive harm to Harrow Health, Inc. if publicly disclosed.

LICENSE AGREEMENT

BY AND BETWEEN WAKAMOTO PHARMACEUTICAL CO., LTD.

AND

HARROW HEALTH, INC.

AUGUST 18, 2021

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LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made effective as of the day of August, 2021 (the “Effective Date”) by and between Wakamoto Pharmaceutical Co., Ltd. Japanese corporation having its principal place of business at 2-2-2, Nihonbashi Honcho, Chuo-ku, Tokyo, 103-8330, Japan, including its Affiliates (“Wakamoto”), and Harrow Health, Inc., a Delaware corporation having its principal place of business at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 USA, including its Affiliates (“Harrow”). Wakamoto and Harrow are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Harrow is a pharmaceutical company engaged in the research, development and commercialization of products useful in the amelioration, treatment or prevention of ophthalmic diseases and conditions.

Whereas, Wakamoto is a pharmaceutical company that has developed and commercialized in certain countries a triamcinolone acetonide ophthalmic 40 mg injection formulation (an aseptically filled sterile powder that is admixed with a liquid carrier medium prior to administration, including all modifications to the current formulation) (the “Product”) that can be potentially used for one or more ophthalmic indications.

Whereas, Wakamoto is capable of commercially manufacturing the Product.

Whereas, Harrow wishes to be granted, and Wakamoto desires to grant, an exclusive license under the Product, its formulation, and associated intellectual property in order to obtain regulatory approval and commercialization of the Product in the Territory (as defined below) for the Licensed Indications (as defined below).

Whereas, Wakamoto wishes to supply the Product for Harrow and Harrow wishes to purchase the Product from Wakamoto for commercialization in the Territory.

Whereas, Wakamoto and Harrow are concurrently executing a Basic Sale and Purchase Agreement as of the Effective Date regarding the supply of the Product (the “Supply Agreement”).

Now, therefore, in consideration of the foregoing and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

1.1              “Accounting Standards” means United States Generally Accepted Accounting Principles (“GAAP”); provided, that, to the extent that a Party adopts International Financial Reporting Standards (“IFRS”), Accounting Standards shall mean IFRS in either case, consistently applied.

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1.2              “Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by, or is under common control with, such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, by contract, as a general partner or manager or otherwise.

1.3                “Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority, including the U.S. Food, Drug and Cosmetic Act, (21 U.S.C. §301 et seq.) (“FFDCA”), Public Health Service Act, (42 U.S.C. §201 et seq) (“PHSA”), Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), U.S. Patent Act (35 U.S.C. §1 et seq.), Federal Civil False Claims Act (31 U.S.C. §3729 et seq.), and the Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.), GCP, GLP, and GMP, all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder and including any foreign equivalents of any of the foregoing.

1.4                “Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in New York City, New York, U.S., or Tokyo, Japan, are obligated by Applicable Law to close.

1.5                “Calendar Year” means the twelve (12) month period ending on December 31; provided, however, that (a) the first Calendar Year of the Term, shall begin on the Effective Date and end on December 31, 2021; and (b) the last Calendar Year of the Term shall end on the effective date of expiration or termination of this Agreement.

1.6                “Change of Control” means, with respect to a Party (an “Acquired Party”), the occurrence of any of the following events from and after the Effective Date: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of voting securities representing more than fifty percent (50%) of the total voting power of all of the then-outstanding voting securities of such Acquired Party; (b) the consummation of a merger, consolidation, recapitalization, or reorganization of such Acquired Party, other than any such transaction, which results in stockholders or equity holders of such Acquired Party, or an Affiliate of such Acquired Party, immediately prior to such transaction owning at least fifty percent (50%) of the outstanding securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale or other transfer to a Third Party of all or substantially all of such Acquired Party’s assets which relate to this Agreement. Notwithstanding the foregoing, an investment transaction by venture capital or other financial investors not engaged in the pharmaceutical or biotechnology business and not otherwise affiliated with a pharmaceutical or biotechnology company, the purpose of which is to raise capital for a Party for working capital purposes only, shall not be deemed to be a Change of Control for purposes of this Agreement.

1.7                “Clinical Trial” means any human clinical study, veterinary clinical study, bioequivalence study or trial of Products in the Field in the Territory.

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1.8                “Commercialize” or “Commercialization” means all activities, whether initiated or conducted prior to or following Regulatory Approval for a Product in the Field and in the Territory, undertaken in support of the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Product to customers) of the Product, including: (a) sales force efforts, detailing, advertising, marketing and preparation and use of Promotional Materials, sales and distribution, pricing, contracting managed markets and medical affairs, including activities with respect to medical education and the distribution of medical information, clinical science liaison activities, and the conduct of investigator initiated sponsored research programs and health economics and outcomes research, and (b) product security activities, including enhancing supply chain security, implementing brand protection technologies, intelligence gathering, forensic analysis, customs recordation, and anti-counterfeiting enforcement action, such as taking Internet countermeasures, collaborating with law enforcement and seeking criminal restitution. “Commercialize” means to engage in Commercialization activities.

1.9              “Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as used by a company in the industry of a similar size and profile as such Party to accomplish a similar objective, activity or decision, it being understood that with respect to Development and Commercialization of the Product, such efforts shall be consistent with those efforts to develop or commercialize, as the case may be, a product owned by such company or to which it has rights, which product is of similar market potential as the Product, and at a similar stage of its product life, taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, the regulatory status involved, and the profitability of the product, in the case of each such factor as in existence and as reasonably projected to be in existence during the Term of this Agreement, as well as other relevant factors including without limitation efficacy and patient safety, which efforts shall correspond at least to the same type (quality and quantity) of channels, methods, investments, and staff (including, without limitation, sales force), which are used by reputable pharmaceutical companies that are engaged in pharmaceutical business in the marketing of their own products with a similar potential in the Territory.

1.10            “Control” or “Controlled” means, with respect to any Information, Know-How, Patent or other intellectual property right, the possession (including ownership) by a Party or its Affiliates, of the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access, a license or a sublicense to such Information, Know- How, Patent or other intellectual property right without violating the terms of any agreement or other arrangement with, or necessitating the consent of, any Third Party, at such time that the Party would be first required under this Agreement to grant the other Party such access, license or sublicense. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Information, Know-How, Patent or other intellectual property right that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such Acquired Party after the Effective Date as a result of such Change of Control unless (a) prior to the consummation of such Change of Control, such Acquired Party or any of its Affiliates also Controlled such Information, Know-How, Patent or other intellectual property right, or (b) the Information, Know-How, Patent or other intellectual property right owned or in-licensed by such Third Party were not used in the performance of activities under this Agreement prior to the consummation of such Change of Control, but after the consummation of such Change of Control, the Acquired Party or any of its Affiliates determines to use or uses any such Information, Know-How, Patent or other intellectual property right in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((a) and (b)), such Information, Know-How, Patent or other intellectual property right will be “Controlled” by such Party for purposes of this Agreement.

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1.11            “Development” means all research, non-clinical and clinical drug development activities, including toxicology, pharmacology, and other non-clinical efforts, statistical analysis, formulation development, delivery system development, statistical analysis, the performance of Clinical Trials, or other activities reasonably necessary in order to obtain Regulatory Approval of Products in the Field in the Territory. “Development” shall exclude all Commercialization activities and Regulatory Activities. When used as a verb, “Develop” means to engage in Development activities.

1.12          “Exploit” or “Exploitation” means to research, distribute, import, export, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, or otherwise dispose of or perform Regulatory Activities.

1.13	“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
1.14	“FFDCA” means the Federal Food, Drug and Cosmetic Act under United States Code, Title 21, as amended.

1.15          “Field” means diagnosis, treatment, amelioration, or prevention of any and all ophthalmic diseases or indications, including any symptoms thereof, human or animal.

1.16          “Force Majeure” means any event beyond the reasonable control of the affected Party including embargoes; war or acts of war, including terrorism, insurrections, riots, or civil unrest; strikes, lockouts or other labor disturbances; epidemics, pandemics, the spread of infectious diseases, and quarantines; fire, floods, earthquakes, tsunami or other acts of nature; or acts, omissions or delays in acting by any Governmental Authority (including the refusal of the competent Governmental Authorities to issue required Regulatory Approvals due to reasons other than the affected Party’s or its Affiliate’s negligence or willful misconduct or breach of any term or condition of this Agreement or any other cause within the reasonable control of the affected Party or its Affiliates) and failure of plant or machinery (provided, that, such event or failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).

1.17            “Good Clinical Practices”, “GCP” or “cGCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines adopted by the International Conference on Harmonization (“ICH”), titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” (or any successor document) including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices any other Regulatory Authority applicable to the Territory, as they may be updated from time to time.

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1.18          “Good Laboratory Practices”, “GLP”, or “cGLP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in 21 C.F.R. Part 58 (or any successor statute or regulation), including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by any other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable guidelines promulgated under the ICH.

1.19          “Good Manufacturing Practices”, “GMP”, or “cGMP” means the then-current good manufacturing practices required by the FDA, as set forth in the FFDCA, as amended, and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable Applicable Law related to the manufacture and testing of pharmaceutical materials in jurisdictions outside the U.S and the regulations promulgated thereunder, in each case as they may be updated from time to time.

1.20          “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.21            “Harrow Invention” means any Invention that is made solely by Harrow’s own employees, agents, or independent contractors in the course of conducting its activities under this Agreement or otherwise relating to the Exploitation of Products in the Field in the Territory, together with all intellectual property rights therein.

1.22          “Harrow Know-How” means all Know-How Controlled by Harrow during the Term that is necessary or useful to Exploit or Products in the Field. Harrow Know-How includes all Harrow Inventions but excludes any Information contained within a Harrow Patent.

1.23          “Harrow Patents” means all Patents Controlled by Harrow during the Term that are necessary or useful to Exploit Products in the Field in the Territory. As of the Effective Date there are no existing Harrow Patents in the Territory.

1.24           “Harrow Technology” means all Harrow Know-How and Harrow Patents.

1.25          “IND” means (a) an Investigational New Drug application as defined in the FFDCA, as amended, and applicable regulations promulgated hereunder by the FDA, (b) a clinical trial authorization application for a product filed with a Regulatory Authority in any other regulatory jurisdiction outside the U.S., the filing of which (in the case of (a) or (b)) is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction, or (c) documentation issued by a Regulatory Authority that permits the conduct of clinical testing of a product in humans in such jurisdiction.

1.26            “Indication” means a human or animal disease or medical condition which is approved by a Regulatory Authority to be included as a discrete claim (as opposed to a subset of a claim) in the Labeling of a Product based on the results of a separate Clinical Trial sufficient to support Regulatory Approval of such claim.

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1.27           “Information” means information, inventions, discoveries, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Authority or patent office, data, including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable.

1.28          “Inventions” means any and all inventions, discoveries and developments, whether or not patentable, made, conceived or reduced to practice in the course of performance of this Agreement or otherwise relating to the Exploitation of Products in the Field in the Territory, whether made, conceived or reduced to practice solely by, or on behalf of, Wakamoto, Harrow or the Parties jointly.

1.29            “Joint Know-How” means all Information and Inventions jointly Controlled by Wakamoto and Harrow during the Term that is/are necessary or useful to Exploit the Product in the Field in the Territory. Joint Know-How excludes any Information contained within a Joint Patent.

1.30          “Joint Patents” means all Patents jointly Controlled by Wakamoto and Harrow during the Term that are necessary or useful to Exploit the Product in the Field in the Territory. As of the Effective Date there are no existing Joint Patents in the Territory.

1.31          “Joint Technology” means, collectively, all Joint Know-How and Joint Patents.

1.32            “Know-How” means, with respect to a Party, all Information and Inventions Controlled by such Party. Know-How excludes any Information contained within a Party’s Patents.

1.33            “Labeling” means the healthcare professional information or patient information that is part of a Product’s Regulatory Approval Application or Regulatory Approval, including the package insert, medication guides, summary of product characteristics, patient information leaflets, company core safety information and company core data sheet.

1.34          “Licensed Indications” means: (a) Visualization of vitreous body during vitrectomy; (b) Treatment for diabetic macular edema by intravitreal injection; (c) Alleviation of macular edema associated with diabetic macular edema, retinal vein occlusion or non-infectious uveitis by sub- tenon’s injection; and (d) any other ophthalmic related condition, human or animal.

1.35            “Manufacture” means all activities related to the manufacturing the Product, or any ingredient thereof, for Development, Commercialization and Regulatory Activities, including the production, manufacture, processing, filling, finishing, and holding of Products and any intermediate thereof, labeling, packaging, Product testing, release of Products or any ingredient thereof, quality assurance activities related to isolation and manufacturing and release of Products, and any stability tests and regulatory activities related to any of the foregoing. When used as a verb, “Manufacture” means to engage in manufacturing activities.

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1.36          “NDA” means a New Drug Application or supplemental New Drug Application as contemplated by Section 505(b) of the FFDCA, as amended, and the regulations promulgated thereunder, submitted to the FDA pursuant to Part 314 of Title 21 of the U.S. C.F.R., including any amendments thereto. References herein to NDA shall include, to the extent applicable, any comparable applications filed in countries in the Territory outside the U.S.

1.37          “Net Sales” means, with respect to any Product, the gross amounts invoiced or received by Harrow, its Affiliates and its respective sublicensees for sales of such Product to unaffiliated Third Parties, less the following deductions:

(a)                customary cash, trade or quantity discounts, charge-back payments, and rebates actually granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations and national, state, or local government;

(b)               credits, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections or returns of such Product, including in connection with recalls, and the actual amount of any retroactive price reductions;

(c)                packaging, freight, postage, shipping, transportation, warehousing, handling and insurance charges, in each case actually allowed or paid for delivery of such Product, and any customary payments with respect to the Product actually made to wholesalers or other distributors, in each case actually allowed or paid for distribution and delivery of Product, to the extent billed or recognized;

(d)               taxes (other than income taxes), duties, tariffs, mandated contribution or other governmental charges levied on the sale of such Product, including VAT, excise taxes, sales taxes and that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended), that Harrow, its Affiliates or (sub)licensees, as applicable, allocate to sales of such Product in accordance with Harrow’s, its Affiliates’ or (sub)licensees’ standard policies and procedures consistently applied across its products, as applicable; and

(e)                any sales, credits or allowances given or made with respect to Products for indigent patient, Clinical Trial and any unpaid compassionate or named patient, charitable or humanitarian programs.

Notwithstanding the foregoing, dispositions of any Product by Harrow to its Affiliates or by Harrow or its Affiliates to its respective sublicensees, in each case, for resale shall not be considered to be a sale for purposes of the definition of Net Sales hereunder unless such Affiliate end customer or sublicensee end customer is the last Person in the distribution chain of the Product. In any event, any amounts received or invoiced by Harrow, its Affiliates, or its sublicensees shall be accounted for only once. For purposes of determining Net Sales, a Product shall be deemed to be sold when recorded as a sale by Harrow, its Affiliates or its respective sublicensees in accordance with the applicable Accounting Standards. For clarity, a particular deduction may only be accounted for once in the calculation of Net Sales. Net Sales shall exclude any samples of Product transferred or disposed of at no expense for promotional or educational purposes. For the avoidance of doubt, and for all purposes under this Agreement, Net Sales shall be accounted for in accordance with standard accounting practices, as practiced by Harrow its Affiliates or its respective sublicensees in the relevant country in the Territory, but in any event in accordance with the applicable Accounting Standards, as consistently applied in such country in the Territory.

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1.38          “Patents” means all: (a) patents, including any utility or design patent; (b) patent applications, including provisional, substitutions, divisional, continuations, continuations in-part or renewals; (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (d) other patents or patent applications claiming priority directly or indirectly to: (i)  any such specified patent or patent application specified in (a) through (c), or (ii) any patent or patent application from which a patent or patent application specified in (a) through (c) claim direct or indirect priority; (e) inventor’s certificates; (f) other rights issued from a Governmental Authority similar to any of the foregoing specified in (a) through (e); and (g) in each of (a) through (f), whether such patent, patent application or other right arises in the U.S. or any other jurisdiction in the Territory.

1.39          “Patent Term Extension” means any term extensions, supplementary protection certificates and equivalents thereof offering patent protection beyond the initial term with respect to any issued patents.

1.40	“Payments” is defined in Section 7.3(a).

1.41          “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.42          “Pricing Approval” means any approval, agreement, determination or decision by a Governmental Authority establishing prices that can be charged and/or reimbursed for a Product in a jurisdiction where the applicable Governmental Authority or Regulatory Authority approves or determines the pricing of pharmaceutical products.

1.43	“Product” is defined in the preamble of this Agreement.

1.44          “Product Complaint” means any Information that comes to the attention of either Party, its Affiliates or its sublicensees, concerning any dissatisfaction regarding a Product of such a nature and magnitude that it is required under the Applicable Law to be collected, maintained and reported to a Regulatory Authority, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.45          “Product Liabilities” means all losses, damages, fees, expenses and other liabilities asserted by any Third Parties against a Party and resulting from or relating to human use of Products, including use in Clinical Trials or Commercialization of the Products or Regulatory Activities, in the Territory during the Term, but excluding all losses, damages, fees, expenses and other liabilities that are a result of a Party’s, its Affiliates’ or its sublicensee’s gross negligence, willful misconduct or breach of such Party’s obligations under this Agreement, including its representations and warranties made hereunder. For the avoidance of doubt, Product Liabilities include reasonable attorneys’ and experts’ fees and expenses relating to any claim or potential claim against a Party, its Affiliate, or its sublicensee. Product Liabilities shall not include any losses, damages, fees, expenses and other liabilities associated with recalls and/or the voluntary or involuntary withdrawal of Products.

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1.46            “Promotional Materials” means all written, printed, graphic, electronic, audio or video presentations of information, including journal advertisements, sales visual aids, formulary binders, reprints, direct mail, direct-to-consumer advertising, disease awareness materials, internet postings, broadcast advertisements and sales reminder aides (for example, note pads, pens and other such items, if appropriate) that, in each case, are permitted under Applicable Law, and intended for use or used by or on behalf of Harrow , its Affiliates or its sublicensees in connection with the Commercialization of a Product in the Territory.

1.47            “Regulatory Activities” means all activities, other than Development and Commercialization activities, that are reasonably necessary in order to obtain and maintain Regulatory Approval of Products in the Field in the Territory, including but not limited to (a) the preparation, filing, and maintenance of Regulatory Materials, including the filing of annual updates, and (b) the conduct of post-marketing Studies.

1.48          “Regulatory Approval” means any approval (including supplement, amendment, pre- and post-approval), Pricing Approvals and reimbursement approvals, licenses, registrations or authorizations of any national, regional, state or local Regulatory Authority, department, bureau, commission, council or other Government Authority, that is necessary for the Commercialization of Products under this Agreement in a particular country in the Territory.

1.49          “Regulatory Approval Application” means a NDA or any corresponding application for Regulatory Approval in the Territory, including, in each case, all supplements, amendments, variations, extensions and renewals thereof.

1.50          “Regulatory Authority” means any applicable Governmental Authority that holds responsibility for granting of Regulatory Approval for development and commercialization of the Product in a country or jurisdiction in the Territory, including in the U.S., the FDA; and in Canada, Health Canada.

1.51            “Regulatory Documentation” means, with respect to Products, all (a) Regulatory Materials, including all data contained therein and all supporting documents created for, submitted to or received from an applicable governmental agency or Regulatory Authority relating to such Regulatory Materials; and (b) other documentation or Information Controlled by a Party which is reasonably necessary in order to Exploit the Product in the Field in the Territory, including any registrations and licenses, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and Manufacturing records.

1.52          “Regulatory Materials” means, all documentation, correspondence, submissions and notifications submitted to or received from a Regulatory Authority in order to Exploit a Product in the Field in the Territory. For the avoidance of doubt, Regulatory Materials shall include, with respect to Products, all INDs, Regulatory Approval Applications, Regulatory Approvals (including Pricing Approvals), and amendments and supplements for any of the foregoing, as well as the contents of any minutes from meetings (whether in person or by audio conference or videoconference) with a Regulatory Authority.

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1.53	“Supply Agreement” is defined in Section 6.2.

1.54            “Territory” means the United States of America and Canada, including their territories and possessions.

1.55          “Third Party” means a Person other than Wakamoto and Harrow and their respective Affiliates.

1.56	“Trademark” means Wakamoto’s MAQAID trademark.

1.57            “Wakamoto Invention” means any Invention that is made solely by Wakamoto’s own employees, agents, or independent contractors relating to the Exploitation of the Product in the Field in the Territory, together with all intellectual property rights therein.

1.58          “Wakamoto Know-How” means all Know-How Controlled by Wakamoto during the Term, which is necessary or useful to Exploit Products in the Field in the Territory. Wakamoto Know-How includes all Wakamoto Inventions but excludes any Information contained within a Wakamoto Patent.

1.59          “Wakamoto Patents” means all Patents Controlled by Wakamoto, during the Term that are necessary or useful to Exploit Products in the Field in the Territory. As of the Effective Date there are no existing Wakamoto Patents in the Territory.

1.60          “Wakamoto Technology” means, collectively, all Wakamoto Know-How and Wakamoto Patents.

ARTICLE 2. LICENSES

2.1              License from Wakamoto to Harrow. Subject to the terms and conditions of this Agreement, Wakamoto hereby grants to Harrow an exclusive (even as to Wakamoto) license in the Field in the Territory, with the right to grant sublicenses, to develop, promote, market, sell and distribute the Product for the Licensed Indications within the Territory. For the avoidance of doubt, manufacturing of Licensed Product is not included within the scope of the license as Wakamoto shall be responsible for manufacturing and providing Product to Harrow. The license grant in this Section 2.1 expressly includes: (i) a license of all Wakamoto Technology within the Field in the Territory; and (ii) a license of all of Wakamoto’s rights in Joint Technology within the Field in the Territory.

2.2	Sublicenses.

(a)                Subject to the terms and conditions of this Agreement, Harrow shall have the right to grant sublicenses, through multiple tiers, under the rights granted by Wakamoto to Harrow under Section 2.1 to one or more Third Parties.

(b)               Each sublicense shall refer to and be subordinate to this Agreement and, except to the extent the Parties otherwise agree in writing, any such sublicense must be consistent in all material respects with the terms and conditions of this Agreement. Harrow shall remain responsible for the performance of this Agreement and the performance of its sublicense hereunder.

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(c)                Upon an early termination of Harrow’s license rights under this Agreement, Wakamoto shall offer any Third Party sublicensee under a sublicense granted by Harrow or its Affiliates pursuant to this Section 2.2 that was in effect on the effective date of termination of Harrow’s license rights under this Agreement the right to enter into a license agreement directly with Wakamoto on substantially the same terms and conditions under which such rights and licenses were granted to such sublicensee, provided that such sublicensee (i) is not then in breach of its sublicense, (ii) agrees to comply with all the terms of this Agreement to the extent applicable to the rights sublicensed to it by Harrow, and (iii) such agreement does not impose any obligations upon Wakamoto that exceed the obligations of Wakamoto under this Agreement.

2.3              No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel, or otherwise. All licenses and rights are or shall be granted only as expressly provided in this Agreement. All rights not expressly granted by a Party under this Agreement are reserved by the Party and may not be used by the other Party for any purpose.

ARTICLE 3.

DEVELOPMENT

3.1              Harrow Development. Harrow shall be solely responsible for: (a) all activities related to the Development of the Products in the Field in the Territory; and (b) all expenses, including Third Party expenses, related to such Development activities.

3.2              Wakamoto Development. Wakamoto shall be solely responsible for all activities related to the Manufacture of the Products in the Field for Development and Regulatory Activities in the Territory. Wakamoto’s Manufacture of the Products for Commercialization shall be governed by the Supply Agreement.

3.3              Development Diligence. Harrow shall use Commercially Reasonable Efforts to Develop a Product for the Licensed Indications in the Territory. Harrow shall use commercially reasonable efforts to plan to initiate one or more Clinical Studies of the Product for the Licensed Indication(s) within 12 months from the Effective date of the Agreement, if such Clinical Studies are deemed necessary to obtain Regulatory Approval of the Licensed Product in the Territory.

3.4              Supply of Product for Clinical Studies. Wakamoto shall supply all Product for all Clinical Studies needed for Harrow’s Development responsibilities. The cost for such Product to Harrow shall be [***] Japanese Yen/vial (CIF Newark International Airport (EWR), Incoterms (2020)).

3.5              Transfer of Wakamoto Know-How. Promptly following the Effective Date, and promptly during the Term upon such Wakamoto Know-How being obtained or generated by Wakamoto, Wakamoto shall provide to Harrow, at no additional expense and on an “as is” basis to Harrow, all Wakamoto Know-How as is necessary or useful to enable Harrow to conduct Development activities, Commercialization activities and Regulatory Activities under this Agreement or otherwise to practice the licenses granted to it under this Agreement, to the extent such Wakamoto Know-How has not previously been provided to Harrow. Notwithstanding the above, and except for its obligations under Section 3.2, Wakamoto shall not be responsible for any Development costs, including pre-IND consultation fees.

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3.6              Records; Disclosure of Data and Results. In conformity with Applicable Law, standard pharmaceutical industry practices and the terms and conditions of this Agreement, each Party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to Development activities conducted pursuant to this Agreement; provided, that, in no instance shall such records be maintained for less than two (2) years following the end of the Calendar Year to which the records pertain.

ARTICLE 4. REGULATORY

4.1              Regulatory Responsibility. Harrow shall be solely responsible for preparing, filing and managing all Regulatory Materials with respect to Products in the Field in the Territory at its sole expense, shall own such Regulatory Materials and shall have sole discretion in determining the best regulatory strategy for obtaining approval of the Product. Harrow shall be responsible for payment of the drug application filing fees (i.e., the PDUFA fee in the United States and the corresponding new drug application fee for Health Canada) and shall be responsible for conducting all meetings and managing communications with the Regulatory Authorities in the Territory. Notwithstanding the above, Wakamoto shall fully cooperate with Harrow to the extent necessary for Harrow’s submission and management of Regulatory Documentation, including but not limited to information relating to the Manufacture of the Product.

4.2              Adverse Event Reporting and Safety Data Exchange. During the Term, Harrow shall have the sole responsibility for the monitoring of all clinical experiences, maintaining the global safety database, safety monitoring, pharmacovigilance surveillance, compliance and filing of all required safety reports to Regulatory Authorities in the Territory, including annual safety reports, throughout the Development and Commercialization of the Products.

4.3              Regulatory Authority Communications Received by a Party. Each Party shall keep the other Party informed in a timely manner, compliant with the reporting requirements of Regulatory Authorities in the Territory, of the notification of any action by, or notification or other information which it receives (directly or indirectly) from any Regulatory Authority and any regulatory authority outside of the Territory, including, but not limited to Japan’s Pharmaceuticals and Medical Devices Agency (PDMA) under the authority of Ministry of Health, Labour and Welfare (MHLW), which: (a) raises any material concerns regarding the safety or efficacy of a Product; (b) indicates or suggests a potential material liability of Harrow to Third Parties in connection with a Product; (c) is reasonably likely to lead to a recall or market withdrawal of a Product; or (d) relates to expedited and periodic reports of adverse events with respect to a Product, or Product Complaints, and which may have a material impact on obtaining or maintaining Regulatory Approvals or the continued Commercialization of a Product, as then conducted. Wakamoto shall fully cooperate with and assist Harrow in complying with regulatory obligations and communications, including by providing to Harrow, in a timely manner after a request, such Information and documentation in Wakamoto’s possession as may be necessary or helpful for Harrow to prepare a response to an inquiry from a Regulatory Authority.

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4.4              Audits. If a Regulatory Authority notifies Wakamoto that it plans to conduct an inspection or audit of its facility or a facility under contract with it with regard to a Product in the Territory, then Wakamoto shall notify Harrow as soon as practicably possible after receipt of such notification of such audit or inspection and provide copies of any materials provided to it by the applicable Regulatory Authority; provided, that Wakamoto shall not be required to notify Harrow of audits or inspections that are of a routine nature or that do not relate to a Product, except where such audits result in communications or actions of such Regulatory Authority which would reasonably be expected to have an impact upon the Product. In addition, if a Regulatory Authority conducts an unannounced inspection or audit of Wakamoto’s facility or a facility under contract with Wakamoto with regard to a Product in the Territory, then Wakamoto shall notify Harrow within [***] of commencement of such audit or inspection. Wakamoto shall cooperate with such Regulatory Authority and Harrow during such inspection or audit. Following receipt of the inspection or audit observations of such Regulatory Authority (a copy of which the Wakamoto shall promptly provide to Harrow), Wakamoto shall also provide Harrow with copies of any written communications received from Regulatory Authorities with respect to such facilities in a timely manner after receipt, to the extent such written communications relate to Products or the Manufacture thereof, and shall prepare the response to any such observations. Wakamoto shall provide Harrow with a copy of any proposed response to such communications and shall give good faith consideration to Harrow’s reasonable comments with respect to such proposed response. Wakamoto agrees to conform its activities under this Agreement to any commitments made in such a response.

4.5              Confidentiality of Regulatory Materials. All Regulatory Materials prepared by Harrow and Wakamoto, respectively, shall be deemed Harrow and Wakamoto Confidential Information and subject to Article 11 of the Supply Agreement.

ARTICLE 5.

COMMERCIALIZATION

5.1              Commercialization Activities. Subject to the terms and conditions of this Agreement, Harrow shall be solely responsible for all aspects of the Commercialization of Products in the Field in the Territory, including: (i) developing and executing a commercial launch and pre-launch plan, (ii)    marketing and promotion; (iii) booking sales and distribution and performance of related services, including those described in Section 5.1(a); (iv) handling all aspects of order processing, invoicing and collection, inventory and receivables; (v) publications, (vi) providing customer support, including handling medical queries, and performing other related functions; (vii) conforming its practices and procedures in all respects to the Applicable Law relating to the marketing, detailing and promotion of Products in the Field in the Territory; and (viii) product security activities. Harrow shall be solely responsible for the review and approval of all Promotional Materials for compliance with Applicable Law, including submission, where appropriate, to the applicable Regulatory Authority. Except as otherwise provided in this Article 5, Harrow shall bear all of the expenses incurred in connection with all such Commercialization activities.

(a)                Sales and Distribution. Harrow shall have the sole right and responsibility for handling all sales and distribution activities, including returns, order processing, invoicing and collection, distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Products to customers), and inventory and receivables for Products in the Field in the Territory. Wakamoto shall not accept orders for the purchase of Products from Third Parties or make sales of Products to Third Parties in the Field in the Territory for its own account or for Harrow’s account. If Wakamoto receives any order for Products in the Field in the Territory, it shall refer such order to Harrow for acceptance or rejection. As a reference, estimated sales forecast of Products in the territory is shown in Annex 1 as just a sales goal without any guarantee that Harrow will achieve such goals, with Harrow’s failure to achieve such estimated sales forecast not being a basis entitling Wakamoto to terminate this Agreement.

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(b)               Booking Sales and Setting Pricing. Harrow shall have the sole and exclusive right to book sales and determine all pricing of Products in the Territory, including (i) negotiating, establishing or modifying the terms and conditions regarding the sale of Products in the Field in the Territory, including any terms and conditions relating to or affecting (A) the price at which Products shall be sold, (B) discounts available to any Third Party payers (including managed care providers, indemnity plans, unions, self- insured entities, and government payer, insurance or contracting programs such as Medicare, Medicaid, or the U.S. Department of Veterans Affairs, or similar programs located in other countries of the Territory), (C) discounts attributable to payments on receivables, (D) distribution of Products, and (E) credits, price adjustments, or other discounts and allowances to be granted or refused; and (2) all activities relating to government price reporting with respect to Products in the Field in the Territory. Notwithstanding anything in this Agreement express or implied to the contrary, Wakamoto shall not have any right to direct, control, or approve Harrow’s pricing of Products for the Territory. However, Harrow shall ask Wakamoto’s opinion and pay attention enough to the determination of the price so as not to negatively affect the price of Product in Japan.

5.2              Trademarks. Except for the Trademark, Harrow shall be solely responsible, at its own expense, for all matters relating to the use of, and shall own, all trademarks, including all associated goodwill, used in the sale of Products in the Field in the Territory, including the selection, filing, prosecution, maintenance, defense and enforcement thereof. Notwithstanding the above, Wakamoto offers to Harrow the right to license the Trademark, along with all associated goodwill, on an exclusive basis (even as to Wakamoto) for use as the brand name of the Product in the Territory. Should Harrow elect to exercise this license right and use the Trademark as the brand name in the Territory, Harrow shall pay to Wakamoto a royalty in the amount of [***] percent [***] of its Net Sales. Payment of such amount shall be made within [***] following the end of each Calendar Quarter. Harrow agrees to use the Trademark consistent with guidelines that shall be provided by Wakamoto. Wakamoto shall be solely responsible, at its own expense, for the Trademark, including the selection, filing, prosecution, maintenance, defense and enforcement thereof.

5.3              Commercialization Diligence. Harrow shall use Commercially Reasonable Efforts to Commercialize the Product for the Licensed Indications for which Harrow receives Regulatory Approval in the Territory. Notwithstanding the preceding sentence, Harrow shall not be obligated to launch the Product in the event that it either does not have a sufficient supply of Product or in the event that in the opinion of Harrow’s external patent counsel, launching the product would involve an unnecessary commercial patent infringement risk to Harrow.

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ARTICLE 6.

MANUFACTURING AND SUPPLY

6.1              General Supply Terms. During the Term, Wakamoto shall have the sole and exclusive right, at its sole expense, to Manufacture Products for Harrow by manufacturing them by itself or entrusting the manufacturing to qualified contract manufacturer, and the sole responsibility for the Manufacturing of Products, in each case for purposes of Development, Commercialization and for the conducting of Regulatory Activities.

6.2              Supply Agreement. Harrow’s purchase of Product from Wakamoto shall be governed by the Sale and Purchase Agreement that shall be simultaneously entered into on the Effective Date, (“Supply Agreement”).

7.1	Milestones.

ARTICLE 7.

PAYMENTS

(a)                Harrow shall make milestone payments to Wakamoto based on achievement of certain milestone events for Products as set forth in this Section 7.1. Harrow shall notify Wakamoto upon its achievement of each such milestone event and Harrow shall pay to Wakamoto the amounts set forth below within [***] after the achievement of the corresponding milestone event. Each milestone payment by Harrow to Wakamoto hereunder shall be payable only once and shall be non-refundable.

Milestone Number	Milestone Event	Milestone Payment (U.S. Dollars)
(i)	[***]	[***]
(ii)	[***]	[***]
(iii)	[***]	[***]
(iv)	[***]	[***]
[***]

(b)                 Notwithstanding the above, the payment of milestone (iii) above shall be conditioned on Wakamoto having supplied sufficient launch quantities of the Product to Harrow pursuant to the Supply Agreement no [***] after FDA final approval of the Product for such Licensed Indication.

7.2	Net Sales Milestones.

(a)                As further consideration for the rights granted to Harrow, Harrow shall pay to Wakamoto the following milestones based upon its achievement of certain annual Net Sales within the Territory for the Product. Harrow shall furnish Wakamoto with a written statement specifying annual Net Sales and number of vials of the Product sold in the territory [***] after the end of each calendar year during the term of this Agreement, and then, Harrow shall notify Wakamoto if it has achieved each such milestone event and Harrow shall pay to Wakamoto the amounts set forth below [***] following the end of applicable calendar year upon satisfaction of the relevant annual net sales thresholds for the Licensed Product in the Territory as set forth in the table below. Each milestone payment by Harrow to Wakamoto hereunder shall be payable only once and shall be non-refundable. Multiple milestones can be achieved for the same calendar year.

Annual Net Sales of Products in the Territory	Milestone Payment (U.S. Dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

7.3              Audit. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the calculation of milestone payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [***] from the end of the Calendar Year to which they pertain for examination at the expense of the requesting Party by an independent certified public accountant selected by the requesting Party and reasonably acceptable to the other Party, for the sole purpose of verifying the accuracy of the financial reports and the correctness of payments furnished by the other Party pursuant to this Agreement. Any such auditor shall not disclose the other Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the other Party or the amount of payments due by the other Party under this Agreement. Any amounts shown to be owed but unpaid shall be paid [***] [***] from the accountant’s report, plus interest (as set forth in Section 7.5 from the original due date). Any amounts shown to have been overpaid shall be refunded [***] from the accountant’s report. The requesting Party shall bear the full expense of such audit, unless such audit discloses an underpayment by the other Party of [***] of the amount due, in which case the other Party shall bear the full expense of such audit. The audit rights set forth in this Section 7.4 shall survive the termination or expiration of this Agreement for one (1) year.

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7.4              Late Payment/Currency Exchange. All payments due to a Party hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds into an account designated by such Party. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars owed to a Party under this Agreement shall be the monthly average exchange rate between each currency of origin and U.S. Dollars as reported by Bloomberg or an equivalent resource as agreed by the Parties. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment [***] over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by Applicable Law, whichever is lower.

ARTICLE 8.

INTELLECTUAL PROPERTY MATTERS

8.1	Ownership of Inventions.

Harrow and Wakamoto represent, warrant, and covenant that as of the Effective Date of this Agreement with respect to Harrow Inventions and Wakamoto Inventions in the Territory:

(a)	Harrow shall solely own all Harrow Inventions.

(b)	Wakamoto shall solely own all Wakamoto Inventions.

(c)                Subject to Article 2 of this Agreement, the Parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of each Party in the course of performing activities under this Agreement, or otherwise relating to the Exploitation of Products in the Field in the Territory together with all intellectual property rights therein (“Joint Inventions”).

(d)	Inventorship shall be determined in accordance with U.S. patent laws.

(e)                During the term of this Agreement, in the event that Wakamoto, either by itself or with a Third Party, develops an injectable ophthalmic product containing [***] as an active pharmaceutical ingredient that is different from the Product and will require a separate NDA (a “New Product”), Wakamoto, either by itself or through a Third Party, shall not Exploit such New Product in the Territory to Harrow’s detriment. In the same way as the above, Harrow, either by itself or with a Third Party, develops an injectable ophthalmic product containing [***] as an active pharmaceutical ingredient that is different from the Product and will require a separate registration out of the Territory, Harrow, either by itself or through a Third Party, shall not Exploit such products regarded equal to New Product out of the Territory to Wakamoto’s detriment.

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8.2              Disclosure of Inventions. Both Harrow and Wakamoto shall promptly disclose to the other party any of their own Inventions, namely Harrow Inventions and Wakamoto Inventions, during the Term. With respect to any Joint Inventions, each Party shall promptly disclose to the other Party any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing the Joint Inventions, and all Information relating to such inventions to the extent necessary for the use of such Joint Technology and, to the extent patentable, for the preparation, filing and maintenance of any Patent with respect to such Invention.

8.3	Prosecution of Patents.

(a)                Wakamoto Patents. Except as otherwise provided in this Section 8.3(a), Wakamoto shall have the first right and authority, at its own expense, to prepare, file, prosecute and maintain the Wakamoto Patents. Wakamoto shall provide Harrow a reasonable opportunity to review and comment on its efforts to prepare, file, prosecute and maintain Wakamoto Patents in the Territory, including by providing Harrow with a copy of material communications from any patent authority regarding any Wakamoto Patent, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Wakamoto shall consider Harrow’s comments regarding such communications and drafts in good faith. If Wakamoto determines in its discretion to abandon or not maintain any Wakamoto Patent that is being prosecuted or maintained by Wakamoto in the Territory, then Wakamoto shall provide Harrow with written notice of such determination within a period of time reasonably necessary to allow Harrow to determine, in its discretion, its interest in such Wakamoto Patent (which notice by Wakamoto shall be given [***] prior to the final deadline for any pending action or response that may be due with respect to such Wakamoto Patent with the applicable patent authority). If Harrow provides written notice expressing its interest in obtaining ownership of such Wakamoto Patent, (i) Wakamoto shall transfer to Harrow the control of such Wakamoto Patent in the Territory through the mutual discussion between Harrow and Wakamoto to determine the transfer (e.g., its scope, its value, etc.), (ii) Harrow will thereupon have the right, but not the obligation, to assume the prosecution and maintenance thereof at Harrow’s sole cost and expense (each, a “Harrow Assumed Patent”), through patent counsel or agents of its choice; and (b) Wakamoto shall promptly deliver to Harrow copies of all necessary files related to any Harrow Assumed Patents with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Harrow to assume such activities, at Harrow’s request.

(b)               Harrow Patents. Harrow shall have the sole right and authority, at its own expense, to prepare, file, prosecute and maintain the Harrow Patents.

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(c)                Joint Patents. Except as otherwise provided in this Section 8.3(c), Harrow shall have the primary right and authority, to prepare, file, prosecute and maintain the Joint Patents in the Territory at its own expense using patent counsel that is reasonably acceptable to Wakamoto. Harrow shall provide Wakamoto with a reasonable opportunity to review and comment on such efforts regarding such Joint Patent, including by providing Wakamoto with a copy of material communications from any patent authority in such country(ies) in the Territory regarding such Joint Patent, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Harrow shall consider Wakamoto’s comments regarding such communications and drafts in good faith. If Harrow determines in its sole discretion to abandon or not maintain any Joint Patent in any country(ies) of the Territory, then Harrow shall provide Wakamoto with written notice of such determination within a period of time reasonably necessary to allow Wakamoto to determine its interest in such Joint Patent (which notice from Harrow shall be given [***] prior to any final deadline for any pending action or response that may be due with respect to such Joint Patent with the applicable patent authority). In the event Wakamoto provides written notice expressing its interest in obtaining such Joint Patent(s), (a) Harrow shall assign and transfer to Wakamoto the ownership of, and interest in, such Joint Patent in the applicable jurisdiction in the Territory on behalf of Wakamoto through the mutual discussion between Harrow and Wakamoto to determine the transfer (e.g., its scope, its value, etc.); (b) Wakamoto will thereupon have the right, but not the obligation, to assume the prosecution and maintenance thereof at Wakamoto’s sole cost and expense (each, a “Wakamoto Joint Assumed Patent”), through patent counsel or agents of its choice; and (c) Harrow shall promptly deliver to Wakamoto copies of all necessary files related to any Wakamoto Joint Assumed Patents with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Wakamoto to assume such activities, at Wakamoto’s request. Harrow shall cooperate with Wakamoto for assignment and transfer of such Joint Patent(s) in such country. Wakamoto shall have the primary right and authority, to prepare, file, prosecute and maintain the Joint Patents outside of the Territory at its own expense.

(d)	Cooperation in Prosecution.

(i)                 Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts in the Territory provided above in Sections 8.3(a) and (c), including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution, as well as further actions as set forth below. Such assistance and cooperation shall include making a Party’s inventors and other scientific advisors reasonably available to assist the other Party’s Patent preparation, filing, prosecution and maintenance efforts.

(ii)               All communications between the Parties relating to the preparation, filing, prosecution or maintenance of Wakamoto Patents and Joint Patents, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents, shall be considered Confidential Information and subject to the confidentiality provisions of Article 10.

(iii)             Assignments in Wakamoto Patents and Joint Patents shall be effected as follows: (1) employees or agents of Wakamoto that are named as inventors on Wakamoto Patents shall assign their interest in such Patents to Wakamoto; and (2) employees or agents of Harrow or Wakamoto that are named as inventors on Joint Patents shall assign their interest in such Patents to their respective employer.

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8.4	Patent Term Extensions in the Territory.

(a)                Harrow shall have the right to decide for the Parties on which, if any, of the Patents within Wakamoto Patents and Joint Patents in the Territory for which the Parties should seek Patent Term Extensions; provided, that, Harrow shall reasonably consider in good faith Wakamoto’s position in connection therewith. Subject to the foregoing, Harrow shall be responsible for applying for the Patent Term Extension, unless, with respect to Wakamoto Patents, the applicable patent authority requires Wakamoto to file such application and if Harrow wishes Wakamoto to file such application, Harrow shall be responsible for paying all governmental fees and Wakamoto’s documented external costs for such Wakamoto filed Patent Term Extensions. Wakamoto shall cooperate fully with Harrow in making such filings or actions, for example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which Patent Term Extensions are filed pursuant to this Section 8.4 shall be entirely borne by Harrow.

(b)               Harrow shall have the sole right and authority, at its own expense, to seek Patent Term Extensions with respect to the Harrow Patents.

8.5              Patent Listing; Compendia Listing. Harrow shall have the right to (i) file appropriate information with the FDA in the U.S. listing any Wakamoto Patents, Harrow Patents or Joint Patents in the FDA’s Orange Book; and (ii) with respect to other countries in the Territory, file appropriate information with the applicable Regulatory Authority listing any Wakamoto Patents, Harrow Patents or Joint Patents in the Patent listing source in such country in the Territory, if any. Upon request of Harrow, and to the extent required by any Applicable Laws, Wakamoto shall fully cooperate with Harrow to effectuate the above listing requirements.

8.6	Infringement of Patents by Third Parties.

(a)                Notification. Each Party shall promptly notify the other Party in writing of any existing, alleged or threatened infringement of Wakamoto Patents or Joint Patents in the Field in the Territory of which it becomes aware, and shall provide all Information in such Party’s possession or Control demonstrating such infringement.

(b)	Infringement of Wakamoto Patents or Joint Patents.

(i)                 Harrow shall have the first right, but not the obligation, at its own expense, to bring an appropriate suit or other action against any Third Party engaged in any existing, alleged or threatened infringement of Wakamoto Patents or Joint Patents, subject to Section 8.6(b)(ii) through 8.6(b)(v), below.

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(ii)               Harrow shall notify Wakamoto of its election to take any action in accordance with Section 8.6(b)(i) within the earlier of: (1) [***] after the first notice under 8.6(a); or (2) [***] before any time limit set forth in an Applicable Law or regulation. In the event Harrow does not so elect, Harrow shall so notify Wakamoto in writing, and Wakamoto shall have the right to commence a suit or take action to enforce the applicable Patent against such Third Party perpetrating such infringement in the Territory at its own expense. If one Party elects to bring suit or take action against the infringement, then the other Party shall have the right, prior to commencement of the trial, suit or action, to join any such suit or action.

(iii)             Each Party shall provide to the Party enforcing any such rights under this Section 8.6(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any important aspects of such enforcement including determination of material litigation strategy, filing of dispositive papers to the competent court.

(iv)             The enforcing Party shall have the sole right to settle any claim, suit or action that it brought under this Section 8.6(b) involving Wakamoto Patents or Joint Patents without the prior written consent of the other Party unless such settlement will (a) impose any liability or obligation on such other Party, (b) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and licenses granted to such other Party under this Agreement, or (c) otherwise materially affect the licenses or other rights granted to such other Party hereunder adversely in any respect.

(v)               The Party not bringing an action with respect to infringement in the Territory under this Section 8.6(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action. If the non- enforcing Party requests that the Parties be jointly represented by the same outside counsel, the enforcing Party shall have the right to consent to such joint representation of the Parties, such consent not to be unreasonably withheld, delayed or conditioned. For clarity, the enforcing Party can withhold its consent to such joint representation where it has a good faith basis to believe there is a conflict between the Parties.

(c)                Infringement of Harrow Patents. For any and all infringement of any Harrow Patent, Harrow shall have the sole and exclusive right, but not the obligation, to bring, at Harrow’s expense and in its sole control, an appropriate suit or other action against any person or entity engaged in such infringement of the Harrow Patent. Wakamoto shall provide Harrow reasonable assistance in such enforcement, at Harrow’s reasonable request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. Harrow shall retain one hundred percent (100%) of any recovery in connection with such suit or other action (after reimbursing Wakamoto for any of its expenses in connection with its assistance provided in accordance with this Section 8.6(c)).

(d)               Allocation of Proceeds. If either Party recovers monetary damages from any Third Party in a suit or action brought under Sections 8.6(b), 8.7 or 8.8 related to any alleged Product Infringement, whether such damages result from the infringement of Wakamoto Patents or Joint Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, action or license, and any remaining amounts shall be retained by the Party who has managed such litigation, action or license.

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8.7	Infringement of Third Party Rights in the Territory.

(a)                Notice. If any Product used or sold by Harrow or its sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party.

(b)               Defense. Harrow shall have the first right, but not the obligation, at its own expense, to defend any such Third Party claim or assertion of infringement of a Patent as described in Section 8.7(a) above. If Harrow does not commence actions to defend such claim within [***] after it receives notice thereof or if Harrow discontinues the defense of any such action after filing, then to the extent allowed by Applicable Law, Wakamoto shall have the right, but not the obligation, to control the defense of such claim by counsel of its choice, at Wakamoto’s expense. The non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim or assertion, including if required to conduct such defense, furnishing a power of attorney. Any awards or amounts received in bringing any such action shall be first allocated to reimburse each Party’s expenses in such action, and any remaining amounts shall be retained by the defending Party. Notwithstanding the above, at all times during the Term if, as part of obtaining Regulatory Approval for the Product in the United States, there is so called Hatch Waxman litigation where Harrow will be the defendant in such litigation, then Harrow shall be solely responsible for managing the litigation, including selection of counsel, and shall be responsible for all associated costs, including external legal fees.

(c)                Settlement; Licenses. The defending Party shall have the sole right to settle any claim, suit or action that it brought under this Section 8.7 unless such settlement will (a) impose any liability or obligation on such other Party, (b) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and licenses granted to such other Party under this Agreement, or (c) otherwise materially affect the licenses or other rights granted to such other Party hereunder adversely in any respect. In the event that it is determined by any court of competent jurisdiction or Harrow reasonably determines (in the opinion of independent patent counsel) that the Exploitation of a Product in the Territory, conducted in accordance with the terms and conditions of this Agreement, infringes any patent, copyright, trademark, data exclusivity right or trade secret right arising under Applicable Law of any Third Party, the Parties shall use Commercially Reasonable Efforts to, at Harrow’s discretion: (i) procure a license from such Third Party authorizing Harrow to continue to conduct such activities (in which case Section 8.6 shall apply); or (ii) modify such activities so as to render it non-infringing. In the event that Harrow, after using Commercially Reasonable Efforts, determines that neither of the foregoing alternatives is available or commercially feasible, Harrow may, at its discretion, terminate this Agreement in accordance with Section 11.5.

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8.8	Patent Oppositions and Other Proceedings.

(a)                Third-Party Patent Rights. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non- infringement, reexamination or other attack upon the validity, title or enforceability of a Patent Controlled by a Third Party and having one or more claims that covers a Product, or the use, sale, offer for sale or importation of a Product (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 8.7, in which case the provisions of Section 8.7 shall govern), such Party shall so notify the other Party and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action. Harrow shall have the first right, but not the obligation, to bring at its own expense and in its sole control such action in the Territory. If Harrow does not bring such an action in the Territory, [***] of notification thereof pursuant to this Section 8.8(a) (or earlier, if required by the nature of the proceeding), then Wakamoto shall have the right, but not the obligation, to bring, at Wakamoto’s sole expense, such action. The Party not bringing an action under this Section 8.8(a) shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall cooperate fully with the Party bringing such action. Any awards or amounts received in bringing any such action shall be first allocated to reimburse each Party’s expenses in such action, and any remaining amounts shall be retained by the Party who brings such action.

(b)               Parties’ Patent Rights. If any Wakamoto Patent or Joint Patent becomes the subject of any proceeding commenced by a Third Party within the Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 8.6, in which case the provisions of Section 8.6 shall govern), then the Party responsible for filing, preparing, prosecuting and maintaining such Patent as set forth in Section 8.3 hereof, shall control such defense at its own expense. The controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under Applicable Law, and to be represented by its own counsel in such proceeding, at the non-controlling Party’s expense. If either Party decides that it does not wish to defend against such action, then the other Party shall have a backup right to assume defense of such Third-Party action at its own expense. Any awards or amounts received in bringing any such action shall be first allocated to reimburse each Party’s expenses in such action, and any remaining amounts shall be retained by the controlling Party.

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ARTICLE 9.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Articles 9 and 27 of the Supply Agreement sets forth and shall govern the representations, warranties and covenants of the Parties under this Agreement.

ARTICLE 10.

CONFIDENTIALITY

Article 11 of the Supply Agreement sets forth and shall govern the confidentiality obligations under this Agreement.

ARTICLE 11.

TERM AND TERMINATION

Articles 15, 16 and 17 of the Supply Agreement sets forth and shall govern the Term and Termination of this Agreement.

In the event of termination of this Agreement, in addition to the provisions of this Agreement that continue in effect in accordance with their terms, the following provisions of this Agreement shall survive: Articles 1, 7 (but only to the extent relating to milestone events occurring on or prior to the date of termination or for sales of Product), 9, 10, 11, 12, 13 (solely as to activities arising during the Term or as to any activities conducted in the course of a Party’s exercise of a license surviving the Term), and 14 and Sections 2.2, 3.6, 4.2, 5.2, (with respect to any royalty obligations that arise on or prior to termination), 6.2, 7.4, 8.1, 8.2 (with respect to any disclosure obligations that arise on or prior to termination), 8.3(c), 8.3(d)(ii), 8.3(d)(iii) and 8.6(d) (to the extent any suit or action under that section is still pending upon termination).

ARTICLE 12.

DISPUTE RESOLUTION

Article 20 of the Supply Agreement sets forth and shall govern the Dispute Resolution Mechanism under this Agreement.

Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of any Patent or trademark relating to a Product that is the subject of this Agreement shall be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark laws of the country in which such Patent or trademark rights were granted or arose.

ARTICLE 13.

INDEMNIFICATION

Article 9 of the Supply Agreement sets forth and shall govern the Indemnification and Insurance provisions under this Agreement. Article 14 of the Supply Agreement sets forth and shall govern the Limitation of Liability provisions under this Agreement.

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ARTICLE 14.

MISCELLANEOUS

Articles 21-26 and 28-31 of the Supply Agreement sets forth and shall govern the miscellaneous provisions under this Agreement.

This Agreement and the Supply Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede any previous understandings or agreements relating thereto. This Agreement may be amended only by a written instrument duly signed by the authorized representative of each party hereto.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.

HARROW HEALTH, INC.

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	CEO

WAKAMOTO PHARMACEUTICAL CO., LTD.

By:	/s/ Norihisa Kojima
Name:	Norihisa Kojima
Title:	President & CEO

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Annex 1

Estimated Sales Forecast of Triamcinolone Acetonide, MAQAID, ophthalmic injection 40 mg

	1st year	2nd year	3rd year	4th year	5th year
Number of the Product (Vials)	[***]	[***]	[***]	[***]	[***]

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